Exhibit 99.1

Edgewise Therapeutics Reports Second Quarter 2021 Financial Results

– Continued to advance a Phase 1 MAD study of EDG-5506, a small molecule drug candidate designed to arrest muscle fiber breakdown in Duchenne and Becker muscular dystrophy (DMD and BMD) –

– Cash and marketable securities of $299 million as of June 30, 2021 –

BOULDER, Colo.--(BUSINESS WIRE)--August 9, 2021--Edgewise Therapeutics, Inc., (NASDAQ: EWTX), a clinical-stage biopharmaceutical company focused on developing orally bioavailable, small molecule therapies for rare muscle disorders, today reported financial results for the second quarter 2021 and recent business highlights.

“We continue to make excellent progress on our pipeline of novel therapeutics for severe, rare muscle disorders,” said Kevin Koch, Ph.D., President and Chief Executive Officer of Edgewise. “EDG-5506, our lead clinical candidate designed to protect injury-susceptible fast skeletal muscle fibers in Duchenne and Becker, is advancing in the clinic. We expect to have topline data from the Phase 1a MAD and Phase 1b Becker cohorts towards the end of 2021.”

Recent Highlights

Continued to Advance EDG-5506 in Clinical Development

The Phase 1 study of EDG-5506 is designed to evaluate safety, tolerability, pharmacokinetics (PK) and pharmacodynamics (PD) in adult healthy volunteers (Phase 1a) and in adults with BMD (Phase 1b). EDG-5506 is advancing in the Multiple Ascending Dose (MAD) portion of the study. The Company expects to have topline MAD data in healthy volunteers and in BMD patients later in 2021.

Presented Research at the New Directions in Biology and Disease of Skeletal Muscle Conference

The Company presented its research findings at the New Directions conference, describing the potential of selective fast myosin inhibition to provide broad protection against muscle injury in patients with DMD and BMD. These data support EDG-5506’s unique mechanism of action aimed at protecting injury-susceptible fast skeletal muscle fibers in DMD and BMD. The presentation can be viewed on the events and presentations page of the Edgewise website at www.edgewisetx.com.

Advanced Preclinical Research Programs

Edgewise has developed a library of selective fast skeletal myosin inhibitors exhibiting a broad range of pharmacological and PK properties. The Company has characterized a faster onset alternative to EDG-5506 for the potential treatment of muscle spasticity associated with a variety of disorders including multiple sclerosis, cerebral palsy and stroke.

As part of its EDG-002 program, Edgewise is also advancing a cardiac muscle modulator with a novel mechanism of action which is initially targeting inherited hypertrophic cardiomyopathy (HCM). Preliminary preclinical studies offer evidence that the EDG-002 program has the potential to yield molecules that could become a new standard of care for the treatment of HCM.

Strengthened Engagement with Muscular Dystrophy Community

In June, Edgewise leadership presented at the Parent Project Muscular Dystrophy 2021 Virtual Annual Conference. A replay of the presentation is available on the events and presentations page of the Edgewise website at www.edgewisetx.com.

Second Quarter 2021 Financial Results

Cash, cash equivalents and marketable securities were $299 million as of June 30, 2021.

Research and development expenses were $7.9 million for the second quarter 2021, compared to $3.6 million for the second quarter of 2020. The increase of $4.3 million was primarily driven by $2.6 million of higher external research and development expenses related to our Phase 1 clinical trial of EDG-5506, an increase of $0.4 million related to increased drug discovery and preclinical development of our other programs and an increase of $1.3 million in employee-related costs, due largely to an increased employee headcount to support the growth of our research and development programs.

General and Administrative expenses were $2.6 million for the second quarter 2021, compared to $0.3 million for the second quarter of 2020. The increase of $2.3 million was primarily related to the cost related to operating as a public company, including $0.9 million in increased employee-related costs from increased headcount, $0.7 million in increased directors and officers insurance and $0.7 million in increased professional and consulting costs.

Net loss and net loss per share for the second quarter of 2021 was $10.4 million or $0.21 per share, compared to $4.0 million for the same quarter in 2020.

About EDG-5506 for DMD and BMD

EDG-5506, is an orally administered small molecule designed to address the root cause of dystrophinopathies including DMD and BMD. EDG-5506 presents a novel mechanism of action to selectively limit injurious hypercontraction stress caused by the absence of functional dystrophin. EDG-5506 has the potential to benefit a broad range of patients suffering from debilitating rare neuromuscular disorders. It is anticipated to be used as a single agent therapy but it may also provide a synergistic or additive effect in combination with available therapies and therapies currently in development.

The Phase 1 study of EDG-5506 is designed to evaluate safety, tolerability, pharmacokinetics (PK) and pharmacodynamics (PD) in adult healthy volunteers (Phase 1a) and in adults with BMD (Phase 1b). EDG-5506 is advancing in the Multiple Ascending Dose (MAD) portion of the study. The Company expects to have topline MAD data in healthy volunteers and in BMD patients later in 2021. To learn more about this study (NCT04585464), go to clinicaltrials.gov.

About Edgewise Therapeutics

Edgewise Therapeutics is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of innovative treatments for severe, rare muscle disorders for which there is significant unmet medical need. Guided by its holistic drug discovery approach to targeting the muscle as an organ, Edgewise has combined its foundational expertise in muscle biology and small molecule engineering to build its proprietary, muscle focused drug discovery platform. Edgewise’s platform utilizes custom-built high throughput and translatable systems that measure integrated muscle function in whole organ extracts to identify small molecule precision medicines regulating key proteins in muscle tissue, initially focused on addressing rare neuromuscular and cardiac diseases. To learn more, go to: www.edgewisetx.com or follow us on LinkedIn and Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s drug discovery platform, product candidates and programs, including EDG-5506, EDG-6289 and EDG-002; statements about the expected timing of reporting topline data from Edgewise’s Phase 1 clinical trial of EDG-5506; statements regarding Edgewise’s pipeline of product candidates and programs; and statements by Edgewise’s chief executive officer. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company including the potential for Edgewise’s product candidates to cause serious adverse events; Edgewise’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates for muscular dystrophy patients or other patient populations; the timing, progress and results of preclinical studies and clinical trials for EDG-5506 and Edgewise’s other product candidates in its EDG-6289, EDG-002 and EDG-003 programs; Edgewise’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; negative impacts of the COVID-19 pandemic on Edgewise’s operations, including preclinical and clinical trials; the timing, scope and likelihood of regulatory filings and approvals; the potential for any clinical trial results to differ from preclinical, interim, preliminary, topline or expected results; Edgewise’s ability to develop a proprietary drug discovery platform to build a pipeline of product candidates; Edgewise’s manufacturing, commercialization and marketing capabilities and strategy; the size of the market opportunity for Edgewise’s product candidates; the loss of key scientific or management personnel; competition in the industry in which Edgewise operates; Edgewise’s reliance on third parties; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Edgewise Therapeutics, Inc.
Condensed Statement of Operations
(in thousands except share and per share amounts, unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$7,861	$3,639	$13,221	$6,606
General and administrative	2,599	318	4,096	599
Total operating expenses	10,460	3,957	17,317	7,205
Loss from operations	(10,460)	(3,957)	(17,317)	(7,205)
Interest income	107	3	149	66
Net loss	$(10,353)	$(3,954)	$(17,168)	$(7,139)
Net loss per share - basic and diluted	$(0.21)	$(7.43)	$(0.67)	$(14.98)
Weighted-average shares outstanding, basic and diluted	49,258,449	532,403	25,540,922	476,443
Edgewise Therapeutics, Inc.
Condensed Balance Sheet Data
(in thousands, unaudited)

	June 30,	December, 31
	2021	2020
Assets
Cash, cash equivalents and marketable securities	$299,151	$129,094
Other assets	4,342	2,042
Total assets	$303,493	$131,136
Liabilities, convertible preferred stock and stockholders' equity (deficit)
Liabilities	6,739	4,342
Convertible preferred stock	-	160,214
Stockholders' equity (deficit)	296,754	(33,420)
Total liabilities, convertible preferred stock and stockholders' equity (deficit)	$303,493	$131,136

Contacts

Investors & Media
Michael Carruthers
Chief Financial Officer
ir@edgewisetx.com